Exhibit 4(j)

                             SIGA TECHNOLOGIES, INC.

                      Non-Qualified Stock Option Agreement

                                                     Granting Date: May 23, 2003

To: ___________________________

            We are pleased to notify you that, pursuant to the SIGA Technologies, Inc. Amended and Restated 1996 Incentive and Non-Qualified Stock Option Plan (the "Plan"), SIGA TECHNOLOGIES, INC., a Delaware corporation (the "Company") has granted to you (the "Holder") a Non-Qualified stock option (the "Option") to purchase all or any part of an aggregate of 100,000 shares of Common Stock of the Company (the "Optioned Shares"), subject to the terms and conditions of this Agreement and the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. Except as otherwise provided herein, all capitalized terms (and any other terms defined in the Plan) used herein shall have the meaning given to such terms in the Plan.

            1. Term and Exercise of Option. Subject to the provisions of this Agreement, this Option may be exercised for up to the number of Optioned Shares (subject to adjustment as provided in Section hereof) by you on or prior to May 23, 2013 ("Last Exercise Date") at an initial exercise price (the "Exercise Price") of $1.81 per share (subject to adjustment as provided in Section 7 hereof) and all as subject to the Plan and this Agreement. The Holder may exercise this Option at any time after the date of this Agreement. Any portion of the Option that you do not exercise shall accumulate and can be exercised by you any time prior to the Last Exercise Date. You may not exercise your Option to purchase a fractional share or fewer than 100 shares, and you may only exercise your Option by purchasing shares in increments of 100 shares unless the remaining shares purchasable are less than 100 shares.

            This Option may be exercised by delivering to the Secretary of the Company (i) a written Notice of Intention to Exercise in the form attached hereto as Exhibit A signed by you and specifying the number of Optioned Shares you desire to purchase, (ii) payment, in full, of the Exercise Price for all such Optioned Shares in cash, certified check, surrender of shares of Common Stock of the Company having a value equal to the exercise price of the Optioned Shares as to which you are exercising this Option, provided that such surrendered shares, if previously acquired by exercise of a Company stock option, have been held by you at least six months prior to their surrender, or by means of a brokered cashless exercise. As a holder of an option, you shall have the rights of a shareholder with respect to the Optioned Shares only after they shall have been issued to you upon the exercise of this Option. Subject to the terms and provisions of this Agreement and the Plan, the Company shall use its best efforts to cause the Optioned Shares to be issued as promptly as practicable after receipt of your Notice of Intention to Exercise.

            2. Non-transferability of Option. This Option shall not be transferable and may be exercised during your lifetime only by you. Any purported transfer or assignment of this Option shall be void and of no effect, and shall give the Company the right to terminate this Option as of the date of such purported transfer or assignment. No transfer of an Option by will or by the laws of descent and distribution shall be effective unless the Company shall have been furnished with written notice thereof, and such other evidence as the Company may deem necessary to establish the validity of the transfer and conditions of the Option, and to establish compliance with any laws or regulations pertaining thereto.

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            3. Certain Rights and Restrictions With Respect to Common Stock. The
Optioned Shares which you may acquire upon the exercise of this Option will not be registered under the Securities Act of 1933, as amended, or under state securities laws and the resale by you of such Optioned Shares will, therefore, be restricted. You will be unable to transfer such Optioned Shares without either registration under such Act and compliance with applicable state securities laws or the availability of an exemption therefrom. Accordingly, you represent and warrant to the Company that all shares of Common Stock you may acquire upon the exercise of this Option will be acquired by you for your own account for investment and that you will not sell or otherwise dispose of any such shares except in compliance with all applicable federal and state securities laws. The Company may place a legend to such effect upon each certificate representing Optioned Shares acquired by you upon the exercise of this Option.

            4. Disputes. Any dispute which may arise under or as a result of or pursuant to this Agreement shall be finally and conclusively determined in good faith by the Board of Directors of the Company in its sole discretion, and such determination shall be binding upon all parties.

            5. Termination of Status.

            (a) This Option is a separate incentive and not in lieu of salary or other compensation. The Optioned Shares do not vest you with any right to employment with the Company, nor is the Company's right to terminate your employment in any way restricted by this Agreement. Subject to the following provisions of this Section 5, the Option will terminate upon and will not be exercisable after termination of your employment with the Company ("Employment Termination Date"). If your employment with the Company is terminated for any reason other than death or disability, this Option may not be exercised after the earlier of (i) ninety (90) days from the Employment Termination Date or (ii) the Expiration Date, and may not be exercised for more than the number of Optioned Shares purchasable under Section 1 on the Employment Termination Date.

            (b) If you die while this Option is exercisable, or within a period of three months after the Employment Termination Date, the Option may be exercised by the duly authorized executor of your last will or by the duly authorized administrator of your estate, but may not be exercised after the earlier of (i) one year from the date of your death or (ii) the Expiration Date, and may not be exercised for more than the number of Optioned Shares purchasable under Section 1 on the date of your death.

            (c) If your employment is terminated as a result of your permanent disability, this Option may not be exercised after the earlier of (i) one year from the Employment Termination Date, or (ii) the Expiration Date, and may not be exercised for more than the number of Optioned Shares purchasable under
Section 1 on the Employment Termination Date. If you die after the date your employment is terminated under the provisions of this Section 5(c) but before the Expiration Date, the provisions of Section 5(b) above shall apply.

            Permanent disability shall mean a disability described in Section 422(c)(6) of the Code. The existence of a Disability shall be determined by the Committee in its absolute discretion.

            6. Adjustments to Exercise Price and Number of Securities. If the Company shall at any time subdivide or combine the outstanding shares of Common Stock, or similar corporate events the Exercise Price and the number of shares subject to the Option shall be appropriately adjusted.

            7. Reservation and Listing of Securities. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of this Option, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of


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this Option and payment of the Exercise Price therefor, all shares of Common
Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as this Option shall be outstanding, the Company shall use its best efforts to cause all shares of Common Stock issuable upon the exercise of the Option to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock may then be listed and/or quoted on NASDAQ.

            8. Forfeiture of Option Gains. If at any time within one year after the exercise of all or any portion of the Option the Committee determines that the Company has been materially harmed by you, which harm either (a) results in your being terminated for Cause or (b) results from your engaging in any activity determined by the Committee, in its sole discretion, to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, violating any non-competition or similar agreements entered into with the Company or otherwise accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), then upon notice from the Company to you any gain ("Gain") realized by you upon exercising such Option shall be paid by you to the Company. For purposes of this Section 9, such Gain shall be the excess of the Fair Market Value of the shares of Company Stock obtained through such exercise as of the date of option exercise over the purchase price of such shares. The Company shall have the right to offset such Gain against any amounts otherwise owed to you by the Company (including, but not limited to wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

            9. Notices.

            All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made and sent when delivered, or mailed by registered or certified mail, return receipt requested:

            (a) If to the registered Holder of this Option, to the address of the Holder as shown on the books of the Company; or

            (b) If to the Company, to 420 Lexington Avenue, Suite 620, New York, NY 10017, or to such other address as the Company may designate by notice to the Holders.

            10. Supplements and Amendments. The Company and the Holder may from time to time supplement or amend this Agreement in any respect, provided, however, that no amendment may adversely affect your rights hereunder without your written consent.

            11. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and assigns hereunder.

            12. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of the State of New York without giving effect to the rules of the State of New York governing the conflicts of laws.

            13. Entire Agreement; Modification. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof.


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            14. Severabilitv. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

            15. Captions. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

            16. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the registered Holder of this Option any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Holder.

            17. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be dully executed, as of the day and year first written.

                                        SIGA  TECHNOLOGIES, INC.


                                        By: ____________________________________
                                              Thomas N. Konatich
                                              Acting Chief Executive Officer
                                              Chief Financial Officer


                                              __________________________________
                                              Signature of Holder


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                                   Appendix A

                  NOTICE OF INTENTION TO EXERCISE STOCK OPTIONS

The undersigned grantee of a SIGA Technologies, Inc. Stock Option Agreement dated as of ______________________ to purchase _________ shares of SIGA Technologies, Inc. common stock hereby gives notice of his or her intention to exercise the Stock Option (or a portion thereof) and elects to purchase shares of SIGA Technologies, Inc. common stock.

Shares should be issued in the name of the undersigned and should be sent to the undersigned at:

_____________________________
_____________________________
_____________________________
_____________________________

Dated this _____ day of ____________________.

Social Security Number: ____________________

Name: ______________________________________


____________________________________________
Signature

INSTRUCTIONS: The exercise of these Stock Options is effective on the date the Company has received all of (1) this Notice of Intention to Exercise Stock Options, and (2) payment in full in cash of the exercise price for all shares being purchased pursuant to this Notice.


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